Exhibit 10.1

December 13, 2019

Ian C. Read

(at the address on file with Pfizer Inc.)

Re:	Consulting Terms

Dear Ian:

This letter agreement (this “Agreement”) memorializes the discussions and agreement between you and Pfizer Inc. (“Pfizer”, and each of you and Pfizer, a “Party”) concerning your services as a consultant to Pfizer in connection with the spin-off or separation of Upjohn Inc. (“Upjohn”) and the combination of Upjohn and Mylan N.V. (“Mylan”). As of July 29, 2019, Pfizer, Upjohn, Utah Acquisition Sub Inc., Mylan, Mylan I B.V. entered into the Business Combination Agreement (as it may be amended from time to time, the “BCA”), which, upon the Effective Time (as defined in the BCA), will result in the combination of Upjohn and Mylan and the formation of a new corporation (“NewCo”).

1.	Consulting Period

The term of services under this Agreement (the “Consulting Period”) shall commence as of January 1, 2020 (the “Effective Date”) and, unless otherwise terminated earlier in accordance with Section 8, shall terminate on the earliest of the following: (a) December 31, 2020, (b) the Effective Time and (c) the date that the BCA is terminated in accordance with Article X thereof.

2.	Consulting Services

During the Consulting Period, you shall provide the following services (“Services”) to the Chief Executive Officer of Pfizer:

(a)	Keep apprised of, and provide consulting services related to, the Upjohn business and developments in the Upjohn business;

(b)	Commit to remain available to be one of the persons to be designated by Pfizer to serve on the board of directors of NewCo (the “NewCo Board”) as of the Effective Time; and

(c)	Such other consulting support and Deliverables (as defined in this Section 2) as Pfizer’s Board of Directors or Chief Executive Officer may request from time to time.

In the view of Pfizer and its Board of Directors, the Services will provide NewCo (and the Pfizer shareholders who will receive NewCo common stock in connection with the separation of Upjohn from Pfizer and the combination contemplated in the BCA) with the following benefits: (i) your extensive experience with, and knowledge of, the Upjohn business; (ii) your extensive knowledge of the markets in which Upjohn and Mylan operate, as well as branded, branded-generic and multi-source generic global Biopharma markets; (iii) your extensive experience with, and knowledge of, the healthcare industry; and (iv) continuity to the existing operations of the Upjohn business.

For purposes of this Agreement, any reports or other items developed by you in connection with the Services are referred to herein individually as a “Deliverable” and collectively as the “Deliverables”. Pfizer acknowledges and agrees that you will provide the Services and Deliverables primarily from your location in Florida.

3.	Fees for Services; Other Benefits and Expenses

3.1    Fees. During the Consulting Period, Pfizer shall pay you $100,000 per month for the Services (collectively, “Fees”), which amount shall be paid within 15 days following the completion of each month.

3.2    Expense Reimbursement. During the Consulting Period, Pfizer shall reimburse you for all reasonable expenses you incur in the performance of the Services, in accordance with the terms of Pfizer’s applicable expense reimbursement policy, including the timely submission of such reimbursement requests to Pfizer and satisfaction of any requirements for documentation.

3.3    Sole Consideration. Except as specifically provided herein, and other than in your capacity as a former employee of Pfizer, you shall not be entitled to any compensation or benefits from Pfizer or its affiliates, eligible to participate in any employee benefit plans of Pfizer or its affiliates or credited with service or age credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of Pfizer or its affiliates.

4.	Data and Intellectual Property (IP)

4.1    Data. Pfizer may provide you with information or data in connection with your performance of the Services (collectively, the “Data”). The Data is and will be Pfizer’s property. You shall use the Data for the sole purpose of performing the Services, including the preparation of any Deliverable(s). You shall not destroy or transfer the Data to a third party without the prior written consent of Pfizer.

4.2    Ownership of IP. Pfizer shall own the Deliverables and any and all Intellectual Property Rights that you conceive, develop or reduce to practice and that arise from or relate to: (a) your performance of the Services; or (b) any use of the Data, including any unauthorized use of any Data outside the scope of the Services (to be collectively referred to as the “Pfizer IP”). As used herein, “Intellectual Property Rights” means any and all inventions (whether or not patentable), trade secrets, copyrights, patent rights, trademarks, moral rights, and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

4.3    Notification, Assignment and Cooperation. You shall promptly disclose any Pfizer IP to Pfizer. You hereby assign and shall assign all rights in any such Pfizer IP to Pfizer and will provide or execute, at Pfizer’s request and expense, any documents required by Pfizer to complete the assignment or to otherwise support Pfizer’s registration, prosecution and maintenance of the Pfizer IP. Upon Pfizer’s request and at Pfizer’s expense, you shall cooperate and assist Pfizer to defend, take action or otherwise protect any Pfizer IP.

5.	Confidentiality

5.1    Confidential Information. Using at least the same standards you use to protect your own information, but in no event, less than a reasonable standard of care, you shall keep confidential: (a) the Data, (b) the Deliverables, (c) the Pfizer IP and (d) any other information that Pfizer gives you or that was acquired by you in connection with the Services that a reasonable person would deem confidential (information described in clauses (a), (b), (c) and (d), collectively, the “Confidential Information”). You may only use the Confidential Information as necessary for you to perform the Services and prepare the Deliverables. You shall not disclose the Confidential Information to any third parties.

5.2    Legal Disclosure. In the event you are legally required to disclose any of the Confidential Information, you shall: (a) provide prompt prior written notice of such requirement to Pfizer (if legally permitted); (b) afford Pfizer an opportunity to oppose, limit or secure confidential treatment for such disclosure, and cooperate in any attempt by Pfizer to engage in the foregoing; and (c) if Pfizer is unsuccessful in its efforts pursuant to subsection (b), furnish only that portion of the Confidential Information that you are legally required to disclose.

5.3    Exceptions. The restrictions set forth in this Section 5 shall not apply to information that you can demonstrate: (a) is known or available to the public at the time of disclosure to you; (b) becomes public knowledge after disclosure to you by any means other than your breach of this Agreement; (c) is already known to you at the time of disclosure free of any obligations of confidentiality; or (d) is obtained by you from a third party free of any obligations of confidentiality.

6.	Noncompetition

During calendar year 2020, you shall not (a) directly or indirectly, without the prior written consent of Pfizer, engage in or invest as an owner, partner, stockholder, licensor, director, officer, agent or consultant for any person, entity or business that conducts a business that is in competition with a business conducted by Pfizer, Upjohn or Mylan or any of their respective affiliates anywhere in the world; (b) accept employment or an engagement for the provision of services in any capacity, including as an employee, director, consultant or advisor, directly or indirectly, with any person, entity or business that conducts a business that is in competition with a business conducted by Pfizer, Upjohn or Mylan or any of their respective affiliates anywhere in the world; or (c) engage in any activity that would have the effect of making service on the NewCo Board as of and following the Effective Time impossible or impractical. Notwithstanding the foregoing, you will not be considered in violation of this Section 6 solely by performing services with such other organizations as discussed in advance and approved by Pfizer from time to time, provided that such service with other organizations does not interfere or conflict with your obligations and responsibilities hereunder or as a former executive of Pfizer.

7.	Remedies

You acknowledge that your violation of Section 5 or 6 would cause irreparable damage to Pfizer, Upjohn and Mylan and their respective affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that, notwithstanding any provision of this Agreement to the contrary, in addition to any other legal or equitable remedies it may have, in the event of your violation of Section 5 or 6, Pfizer shall be entitled (without the necessity of showing economic loss or other actual damage) to (a) terminate the Consulting Period and cease payment of the Fees to the extent not previously paid, (b) your prompt return of any portion of the Fees previously paid and (c) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction. The preceding sentence shall not be construed as a waiver of the rights that Pfizer may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted.

8.	Termination

8.1    Right to Terminate. Pfizer may, at any time and in its sole discretion, terminate the Consulting Period with or without Cause (as defined below), with any termination for Cause to be effective immediately and any termination without Cause to be effective 30 days after written notice is delivered to you by Pfizer. You may also terminate the Consulting Period by providing Pfizer with 30 days’ advance written notice of such voluntary termination. Furthermore, the Consulting Period shall terminate effective immediately upon your death or your physical or mental disability that prevents you from substantially performing your duties hereunder and is determined to be total and permanent by a physician selected by Pfizer or its insurers and reasonably acceptable to you or your legal representative. For purposes of this Agreement, “Cause” shall mean: (a) your breach of the terms and conditions of this Agreement, including Section 2, 4, 5 or 6, which breach (to the extent curable, as determined by Pfizer in its sole discretion) remains uncured after notice from Pfizer and a reasonable opportunity to cure (not to exceed 30 days from any such notice); or (b) your engaging in illegal conduct or misconduct that is injurious to Pfizer, including its reputation, or your reputation.

8.2    Effect of Termination. Upon termination of the Consulting Period:

(a)

You shall (i) transfer any Deliverables (in their existing stage of completion as of the effective date of termination), and (ii) at Pfizer’s option, return or destroy any and all Data and Confidential Information in accordance with Pfizer’s instructions.

(b)

Pfizer shall pay you any and all undisputed Fees for Services completed by you as of the effective date of termination. Except as expressly provided in Section 7 you shall not be entitled to any additional payments or benefits as a result of the termination of this Agreement.

(c)	If the termination of the Consulting Period is due to the occurrence of the Effective Time on or before December 31, 2020 and you join the NewCo Board or if Pfizer declines to designate you as a member of the NewCo Board, notwithstanding your willingness and ability to join the NewCo Board Pfizer shall pay you any unpaid portion of the Fees that would have been payable had the Consulting Period continued through December 31, 2020, which amount shall be paid within 30 days following the Effective Time. For the avoidance of doubt, the amount contemplated by this Section 8.2(c) shall not be payable if you decline or are unable to join the NewCo Board.

(d)

If the termination of the Consulting Period is due to the termination of the BCA in accordance with Article X thereof on or before December 31, 2020, Pfizer shall pay you any unpaid portion of the Fees that would have been payable had the Services continued through December 31, 2020, which amount will be payable within 30 days following the termination of the BCA.

(e)

If the termination of the Consulting Period is due to Pfizer’s termination of this Agreement without Cause, subject to your execution of a release of claims in favor of Pfizer and its affiliates, Pfizer shall pay you any unpaid portion of the Fees that would have been payable had the Consulting Period continued through December 31, 2020, which amount will be payable within 30 days following the termination of the Consulting Period.

The payments and benefits provided under this Section 8.2 shall be in full satisfaction of Pfizer’s obligations to you in respect of the Services upon termination of the Consulting Period for any reason, notwithstanding the remaining length of the originally scheduled Consulting Period, and, subject to the aforesaid, you shall not be entitled to any other payments or benefits (or other damages in respect of a termination or claim for breach of this Agreement) beyond those specified in this Section 8.2.

9.	Independent Contractor

You agree that you are performing the Services as an independent contractor and not as an employee or agent of Pfizer, its subsidiaries or its affiliates. You shall be responsible for the payment of all applicable taxes levied or based upon the Fees and for all non-reimbursable expenses attributable to the rendering of the Services. Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between Pfizer and you nor shall anything in this Agreement be deemed to constitute Pfizer or you as the agent of the other. During the Consulting Period, neither you nor Pfizer shall be or become liable to or bound by any representation, act or omission whatsoever of the other.

During the Consulting Period, except as otherwise provided in this Agreement (including Section 6 hereof), you may provide professional services to third parties, provided that such services do not conflict with, or prevent or impair your ability to comply with, your obligations under this Agreement or your preparations for joining the NewCo Board.

10.	Miscellaneous

10.1    Entire Agreement. This Agreement constitutes the entire agreement between you and Pfizer and supersedes all prior contracts, agreements and understandings regarding the

Services. Without limiting the generality of the foregoing, the restrictive covenants (including in respect of confidentiality and noncompetition) set forth herein shall be in addition to, and shall not supersede, any restrictive covenants to which you are subject under any other plan, contract, agreement or arrangement of Pfizer or its affiliates or applicable to you as a result of your services to Pfizer or its affiliates. None of the terms of this Agreement may be amended, except in a writing signed by both you and Pfizer.

10.2    Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation” and the term “affiliate” means, with respect to a person or entity, a person or entity controlled by, controlling or under common control with such person or entity.

10.3    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to the conflict of laws principles thereof, and you and Pfizer submit to the exclusive jurisdiction of the courts of the Borough of Manhattan, State of New York, and the Federal courts of the United States of America located in the Southern District of New York.

10.4    Successors. This Agreement is personal to you and, without the prior written consent of Pfizer, shall not be assignable by you. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by your legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon Pfizer and its successors and assigns. As used in this Agreement, “Pfizer” shall mean Pfizer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.5    Severability. If and to the extent that any court or tribunal of competent jurisdiction holds any provision of this Agreement or any of the Services to be unenforceable in a final non-appealable order, such unenforceable provision will be stricken and the remainder of this Agreement shall not be affected thereby. Pfizer and you shall in good faith attempt to replace any unenforceable provision of this Agreement or any of the Services with a provision that is enforceable and that comes as close as possible to expressing the intention of the original provision.

10.6    Waiver. A waiver by either you or Pfizer of any term or condition of this Agreement must be in writing signed by the waiving Party. A waiver in one instance of a term or condition will not be deemed a waiver of such term or condition in any other instance. Any delay or failure of a Party to require performance of a term of this Agreement shall not prevent the Party from enforcing the term later.

10.7    Force Majeure. Neither Party shall be liable for failure of or delay in performing its obligations as set forth in this Agreement, and neither Party will be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or you.

10.8    Survival. Expiration or termination of the Consulting Period shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, Sections 4, 5, 6 and 7 shall survive expiration or termination of this Agreement.

10.9    Notices. Any notice or notification required to be given under this Agreement shall be in writing and delivered to the Parties at the addresses specified below. Such notice shall be deemed to have been given (a) when delivered in person, (b) on the next business day after mailing by overnight courier service, or, where overnight courier service is unavailable, by other expedited delivery provided by a recognized express courier, or (c) when delivered via e-mail, provided that the original is delivered via one of the preceding methods on or prior to the second business day after transmission of the e-mail. Each notice shall specify the name and date of and Parties to this Agreement.

To Pfizer:

Pfizer Inc.

Corporate Secretary

235 East 42nd Street

New York, NY 10017

And an email copy to: margaret.m.madden@pfizer.com

With a copy (which will not constitute notice) to:

Pfizer Inc.

Pfizer Legal Division

235 East 42nd Street

New York, NY 10017

Attn: Executive Vice President & General Counsel

To you:

At the address last on the records of Pfizer.

10.10    Section 409A. It is the intent of the Parties that the payments and benefits under this Agreement attributable to the rendering of the Services shall be exempt from or otherwise comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”), and each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. The Parties intend that the terms and provisions of this Agreement shall be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A and, to the maximum extent permitted, this Agreement shall be interpreted so as to comply with Section 409A. With respect to the provisions of this Agreement that provide for reimbursement of costs and expenses or in-kind benefits, the right to reimbursement or in-kind benefits shall not be subject to liquidation and may not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year shall not affect amounts reimbursable or provided as in-kind benefits in any subsequent year. All expense reimbursements paid pursuant to this Agreement in connection with the rendering of the Services that are taxable income to you shall in no event be paid later than the end of the calendar year next following the year in which you incur the expense. The Parties agree that the intent of this Agreement is that the Services performed by you shall exceed more than 20 percent of your past service schedule, and therefore you shall not experience a “separation from service” under Section 409A until the termination of this Agreement. Your relevant past service schedule is the average level of bona fide services performed by you over the immediately preceding 36-month period.

10.11    Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts by reliable electronic means, each of which shall be deemed an original, and all of which together will constitute one and the same instrument. The Parties agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Agreement, which is enclosed for your convenience.

Very truly yours,

Pfizer Inc.

By:	/s/ Douglas M. Lankler
Douglas M. Lankler, General Counsel, Executive Vice President

Acknowledged and agreed:

/s/ Ian C. Read
Ian C. Read

[Signature Page to Agreement]